Exhibit 99.3

                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE


CONTACT:
John Howell Bullion of Orphan Medical, Inc.
612-513-6900

                       ORPHAN MEDICAL COMPLETES ADDITIONAL
                              $1 MILLION FINANCING

MINNEAPOLIS -- February 25, 2000 -- ORPHAN MEDICAL, INC. (Nasdaq NMS: ORPH) announced it has obtained $1 million in additional financing through a private placement of 100,000 shares of newly issued Common Stock to the DG Lux Lacuna Apo BioTech Fund, which is managed by Medical Strategy. This investment, priced at $10.00 per share, follows a $10.1 million private placement earlier this week with OrbiMed Advisors LLC and concludes the Company's current financing activities. The Company has agreed to register the shares under the Securities Act of 1933, as amended.

Medical Strategy of Dohlau, Germany, invests in biotechnology and medical device companies worldwide. The DG Lux Lacuna Apo BioTech Fund invests primarily in undervalued medium and smaller- capitalization biotechnology companies. This investment increases this fund's existing holdings of Orphan Medical stock.

The $11.1 million in total gross proceeds from the two recent transactions will fund working capital requirements as well as the ongoing development of Xyrem(R) (sodium oxybate) oral solution. Xyrem is intended as a treatment for cataplexy, a sudden loss of muscle control, which is a serious symptom of narcolepsy, a chronic neurologic disorder. The Company plans to submit a new drug application
(NDA) to the Food and Drug Administration (FDA) this fall.

Tucker Anthony Cleary Gull acted as the Company's agent and financial advisor.

Orphan Medical, Inc. is dedicated to patients with inadequately treated and uncommon diseases. To that end, the Company acquires, develops, and markets products of high medical value for patients within selected strategic therapeutic market segments. Orphan Medical's Internet Web Site address is www.orphan.com.

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The information in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. These are set forth in the cautionary statements included in Exhibit 99 to Orphan Medical's most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.